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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 5, 2002

FINET.COM, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-18108	94-3115180
(Commission File Number)	(IRS Employer Identification No.)
2527 CAMINO RAMON, SUITE 200, SAN RAMON, CALIFORNIA	94583
(Address of Principal Executive Offices)	(Zip Code)

(925) 242-6600
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.

        On June 5, 2002, the registrant filed an Amended and Restated Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of FiNet.com, Inc. (the "Amended Certificate of Designations") with the Secretary of State of the State of Delaware which amends the terms of the registrant's Series B Convertible Preferred Stock (the "Preferred Stock"). The Amended Certificate of Designations, among other things, removes the preferred stockholders' redemption right and provides for redemption of the Preferred Stock solely at the option of the registrant.

        In consideration for the consent of the holders of the Series B Convertible Preferred Stock (the "Preferred Stockholders") to the filing of the Amended Certificate of Designations, the registrant and a majority of the Preferred Stockholders agreed to enter into an Amendment to Series B Convertible Preferred Stock and Warrant Purchase Agreement (the "Purchase Agreement Amendment") which increases the number of shares of the registrant's common stock issuable upon exercise of the warrants that the Preferred Stockholders received in connection with their purchases of the Preferred Stock. The Purchase Agreement Amendment also extends the period in which additional sales of Preferred Stock may occur under the Series B Convertible Preferred Stock and Warrant Purchase Agreement.

        This description of the Amended Certificate of Designations and the Purchase Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to each of the Amended Certificate of Designations and the Purchase Agreement Amendment, which are filed as Exhibits 99.1 and 99.2 hereto, respectively.

Item 7. Exhibits.

Exhibit 99.1	Amended and Restated Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of FiNet.com, Inc., filed with the Secretary of State of the State of Delaware on June 5, 2002.
Exhibit 99.2	Amendment to Series B Convertible Preferred Stock and Warrant Purchase Agreement, dated as of July 19, 2002.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 24, 2002	FINET.COM, INC.
	By:	/s/ L. DANIEL RAWITCH L. Daniel Rawitch Chief Executive Officer

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  Item 5. Other Events.
  Item 7. Exhibits.
SIGNATURES